Exhibit 10.36.2

PERSONAL & CONFIDENTIAL

December 10, 2003

Joseph Gasper

5147 Reserve Drive

Dublin, Ohio 43017

Dear Joe:

The purpose of this letter agreement is to set forth the terms of the agreement reached between you and Nationwide Financial Services, Inc. (the “Company”), with respect to your separation from your position with the Company (this “Agreement”).

1.	Termination of Employment. From December 10, 2003 until the Separation Date (the “Working Period”), you shall continue your employment with the Company in your current position. You will cease employment in your current capacity effective July 1, 2004 (the “Separation Date”) and, as of such date you will no longer be an officer of the Company.

2.	Employment Agreement. The Employment Agreement, dated July 1, 2000, by and between you and the Company, as amended on August 28, 2002 (the “Employment Agreement”) shall govern your employment relationship with the Company during the Working Period.

3.	Retirement Benefits. If you execute and do not revoke the written release substantially in the form attached to the Employment Agreement (the “Release”), the Company will pay to you as retirement benefits, within 30 days after the Separation Date or the end of the revocation period for the Release, if later, the benefits set forth in Section 2.3(b) of the Employment Agreement.

4.	Certain Covenants. You agree that the covenants regarding non-competition and non- solicitation contained in Section 7 of the Employment Agreement shall apply to you during the two-year period following the Separation Date.

5.	Miscellaneous.

(a)	You agree that you have carefully read this Agreement and know its contents, that it was fully explained to you, and that you sign this Agreement and the Release knowingly and voluntarily, with a full understanding of its significance, and intending to be bound by its terms. You acknowledge that before signing this Agreement, you were advised to consult with legal counsel of your choice and that any fees or costs associated with legal advice in this regard are to be paid by you and not the Company.

(b)	This Agreement, the Release and the terms of Employment Agreement (as expressly incorporated into this Agreement) shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

(c)	Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

Your signature on this Agreement will signify that you understand and agree completely to the arrangement that is described in this Agreement.

Sincerely,

/s/ W. G. Jurgensen

W. G. Jurgensen
Title Chief Executive Officer

Accepted and Agreed as of December 10, 2003.

/s/ Joseph Gasper

Joseph Gasper